TAX RECEIVABLE AGREEMENT

by and among

VICTORYBASE CORPORATION,

VICTORYBASE HOLDINGS LLC

and

THE OTHER MEMBERS OF VICTORYBASE HOLDINGS LLC

FROM TIME TO TIME PARTY HERETO

Dated as of December 9, 2020

-i-

Exhibit

Exhibit A — Form of Joinder Agreement

-ii-

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of December 9, 2020, is entered into by and among VictoryBase Corporation, a Delaware corporation (“VBC”), VictoryBase Holdings LLC, a Texas limited liability company (the “Company”) and each of the other Members of the Company from time to time party hereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, each of the members of the Company as of the date hereof other than VBC (such members, together with each other Person who becomes party hereto by satisfying the Joinder Requirement, the “Members”) owns certain Units (as defined herein);

WHEREAS, VBC is the manager of the Company, and will be the registered owner of Units;

WHEREAS, as of the date hereof, VBC has issued (i) 1,000,000 shares of its Class A VBC Common Stock, par value $0.001 (the “VBC Class A Common Stock”) to VictoryBase RE, LLC (“VBRE”), in exchange for a capital contribution by VBRE to VBC, and (ii) 1,000,000 shares of its Class B non-economic voting stock, par value $0.001 (the “VBC Class B Common Stock”) to VBRE in exchange for a capital contribution by VBRE to VBC;

WHEREAS, VBC will issue additional shares of VBC Class A Common Stock to investors pursuant to the exemption from registration afforded by Regulation A+ Tier II; and

WHEREAS, as set forth herein, the Class A Units will be exchangeable at any time and from time to time for shares of VBC Class A Common Stock at a conversion ratio that results in the exchanging holder of Class A Units receiving VBC Class A Common Stock with an indirect economic ownership in the Company that is equal to the direct percentage economic interest in the Company that such Class A Units represented in the hands of such exchanging holder (each such transaction constitutes an “Exchange”);

WHEREAS, the Company and any direct or indirect subsidiary (owned through a chain of pass-through entities) of the Company that is treated as a partnership for U.S. federal income tax purposes (together with the Company and any direct or indirect subsidiary (owned through a chain of pass-through entities) of the Company that is treated as a disregarded entity for U.S. federal income tax purposes, the “VictoryBase Group”) will have in effect an election under Section 754 of the Code (as defined herein) as provided under Section 2.1(b) for the Taxable Year (as defined herein) in which any Exchange occurs, which election will result in an adjustment to VBC’s share of the tax basis of the assets owned by the VictoryBase Group as of the date of the Exchange, with a consequent result on the taxable income subsequently derived therefrom; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by VBC as a result of a Class A Unit holder’s Exchange of Class A Units for VBC Class A Common Stock pursuant to Section

11.1 of the LLC Agreement (as defined herein) and to ease administrative burdens, an assumed tax rate shall be used to approximate VBC’s state, local and foreign liabilities for Covered Taxes (as defined herein) without regard to such tax benefits for each Taxable Year;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1          Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Actual Interest Amount” is defined in Section 3.1(b)(vii) of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of VBC (a) appearing on Tax Returns of VBC for such Taxable Year, and (b) if applicable, determined in accordance with a Determination (including interest imposed in respect thereof under applicable law).

“Advisory Firm” means an accounting firm that is nationally or regionally recognized as being expert in Covered Tax matters, selected by VBC.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means the Secured Overnight Financing Rate (SOFR) plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.4(b) of this Agreement.

“Attributable” is defined in Section 3.1(b)(i) of this Agreement.

“Audit Committee” means the audit committee of the Board, or if no such committee exists then the entire Board.

“Basis Adjustment” means the increase or decrease to, or VBC’s share of, the tax basis of the Reference Assets (i) under Section 734(b), 743(b), 754 and 755 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, following an Exchange, the Company remains in existence as an entity for tax purposes) and (ii) under Sections 732 and 1012 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for tax purposes), in each case, as a result of any Exchange and any payments made under this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred to the extent that such Pre-Exchange Transfer resulted in the partial or complete elimination of a future Basis Adjustment that VBC would have otherwise obtained pursuant to the terms of this Agreement.

“Basis Schedule” is defined in Section 2.2 of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Board” means the Board of Directors of VBC.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of Texas or is a day on which banking institutions located in Texas are closed.

“Change of Control” means the occurrence of any of the following events:

(1)             any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act (excluding any “person” or “group” who is the Beneficial Owner of securities of VBC representing more than fifty percent (50%) of the combined voting power of VBC’s then outstanding voting securities)) becomes the Beneficial Owner of securities of VBC representing more than fifty percent (50%) of the combined voting power of VBC’s then outstanding voting securities;

(2)             the shareholders of VBC approve a plan of complete liquidation or dissolution of VBC or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by VBC of all or substantially all of VBC’s assets (including a sale of assets of the Company), other than such sale or other disposition by VBC of all or substantially all of VBC’s assets to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of VBC in substantially the same proportions as their ownership of VBC immediately prior to such sale;

(3)             there is consummated a merger or consolidation of VBC or any direct or indirect subsidiary of VBC (including the Company) with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of VBC immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation;

(4)             the following individuals cease for any reason to constitute a majority of the number of directors of VBC then serving: individuals who were directors of VBC on the date of the consummation of this Agreement and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of VBC) whose appointment or election by the board of directors of VBC or nomination for election by VBC’s shareholders was (i) approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of VBC on the date of the consummation of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause 4, or (ii) holders of a majority of VBC’s Class B Common Stock; or

(5) a “change of control” or similar defined term in any agreement governing indebtedness of the Company or any of its Subsidiaries with aggregate principal amount or aggregate commitments outstanding in excess of $25,000,000.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the VBC Class A Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of VBC immediately following such transaction or series of transactions.

“Class A Units” means a Unit representing a fractional part of the Company Interests of the Members and having the rights and obligations specified with respect to the Class A Units in the LLC Agreement.

“Class B Units” means a Unit representing a fractional part of the Company Interests of the Members and having the rights and obligations specified with respect to the Class B Units in the LLC Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” is defined in the Recitals to this Agreement.

“Company Interests” means the interests of a Member in the Profits, Losses, and Distributions (each as defined in the LLC Agreement) of the Company.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or an alternative basis (including for the avoidance of doubt, franchise taxes), and any interest imposed in respect thereof under applicable law.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii) of this Agreement.

“Default Rate” means the SOFR plus 500 basis points.

“Default Rate Interest” is defined in Section 3.1(b)(ix) of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state, local or foreign tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the Agreed Rate.

“Early Termination Reference Date” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Exchange” is defined in the Recitals to this Agreement.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any successor provisions thereto.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.9 of this Agreement.

“Extension Rate Interest” is defined in Section 3.1(b)(viii) of this Agreement.

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this Agreement.

“Hypothetical Federal Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of VBC that would arise in respect of U.S. federal Covered Taxes, using the same methods, elections, conventions and similar practices used on the actual relevant U.S. federal Tax Returns of VBC but (i) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto for such Taxable Year, (ii) excluding any deduction attributable to Imputed Interest for such Taxable Year and (iii) deducting actual state, local and foreign tax liabilities for such Taxable Year for purposes of determining

U.S. federal taxable income. For the avoidance of doubt, the Hypothetical Federal Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to any of the items described in clauses (i), (ii) and (iii) of the previous sentence.

“Hypothetical Other Tax Liability” means, with respect to any Taxable Year, U.S. federal taxable income determined in connection with calculating the Hypothetical Federal Tax Liability for such Taxable Year, plus the amount used for purposes of clause (ii) of the definition of Hypothetical Federal Tax Liability” with respect to such Taxable Year, the sum of which is multiplied by six percent (6%).

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the Hypothetical Federal Tax Liability for such Taxable Year, plus the Hypothetical Other Tax Liability for such Taxable Year.

“Imputed Interest” is defined in Section 3.1(b)(vi) of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.6(a) of this Agreement.

“LLC Agreement” means that certain Limited Liability Company Agreement of the Company, dated as of December 9, 2020, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Market Value” shall mean the per share market trading price for VBC Class A Common Stock, or if the VBC Class A Common Stock is not then publicly traded at a price per share reasonably determined by the Board in its sole discretion.

“Member Advisory Firm” means an accounting firm that is nationally or regionally recognized as being expert in Covered Tax matters, selected by the applicable Member; provided that such accounting firm shall be different from the accounting firm serving as the Advisory Firm.

“Members” is defined in the Recitals to this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(ii) of this Agreement.

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” is defined in Section 2.4(a)(i) of this Agreement.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (including upon the death of a Member or upon the issuance of Units resulting from the exercise of an option to acquire such Units) (i) that occurs prior to an Exchange of such Units and (ii) to which Section 734(b) or Section 743(b) of the Code applies.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv) of this Agreement.

“Realized Tax Detriment” is defined in Section 3.1(b)(v) of this Agreement.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.4(a) of this Agreement.

“Reference Asset” means any asset of the Company or any of its successors or assigns, and whether held directly by the Company or indirectly by the Company through a member of the VictoryBase Group, at the time of an Exchange. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Secured Overnight Financing Rate” or “SOFR” means the daily Secured Overnight Financing Rate published by the Federal Reserve Bank of New York, as the administrator of the rate (or a successor administrator), on the website Federal Reserve Bank of New York (currently http://www.newyorkfed.org), or any successor website.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such Person.

“Subsidiary Stock” means any stock or other equity interest in any subsidiary entity of VBC that is treated as a corporation for U.S. federal income tax purposes.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.3(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of VBC as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the date of this Agreement.

“Taxing Authority” shall mean any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Termination Objection Notice” is defined in Section 4.2 of this Agreement.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Two-Thirds Member Approval” means written approval by Members whose rights under this Agreement are attributable to at least two-thirds (2/3) of the Units outstanding (and not held by VBC) (as appropriately adjusted for any subsequent changes to the number of outstanding Units). For purposes of this definition, a Member’s rights under this Agreement shall be attributed to Units as of the time of a determination of Two-Thirds Member Approval. For the avoidance of doubt, (i) an Exchanged Unit shall be attributed only to the Member entitled to receive Tax Benefit Payments with respect to such Unit (i.e., the transferor or the assignee of its rights hereunder) and (ii) an outstanding Unit that has not yet been Exchanged shall be attributed only to the Member entitled to receive Tax Benefit Payments upon such Exchange or transfer of such Unit (i.e., the member of the Company or the assignee of its rights hereunder).

“U.S.” means the United States of America.

“Units” means a Company Interest of a Member or a permitted assignee in representing a fractional part of the Company Interests of all Members and assignees as may be established by the managing member of the Company from time to time in accordance with Section 3.2 of the LLC Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Effective Date, the assumptions that:

(1)             in each Taxable Year ending on or after such Early Termination Effective Date, VBC will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(2)             the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law;

(3)             all taxable income of VBC will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period;

(4)             any loss carryovers or carrybacks generated by any Basis Adjustment or Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments under this Agreement) and available as of the date of the Early Termination Schedule will be used by VBC ratably in each Taxable Year from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers or carrybacks; by way of example, if on the date of the Early Termination Schedule VBC had $100 of net operating losses with a carryforward period of ten (10) years, $10 of such net operating losses would be used in each of the ten (10) consecutive Taxable Years beginning in the Taxable Year of such Early Termination Schedule;

(5)             any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the earlier of (i) the fifteenth anniversary of the applicable Basis Adjustment and (ii) the Early Termination Effective Date;

(6)             any Subsidiary Stock will be deemed never to be disposed of;

(7)             if, on the Early Termination Effective Date, any Member has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock that would be received by such Member if such Units had been Exchanged on the Early Termination Effective Date, and such Member shall be deemed to receive the amount of cash such Member would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Effective Date and

(8)             any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

“VBC” is defined in the preamble to this Agreement.

“VBC Letter” means a letter prepared by VBC in connection with the performance of its obligations under this Agreement, which states that the relevant Schedules, notices or other information to be provided by VBC to the Members, along with all supporting schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by VBC to the Members.

“VictoryBase Group” is defined in the Recitals to this Agreement.

Section 1.2         Rules of Construction. Unless otherwise specified herein:

(a)       The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)       For purposes of interpretation of this Agreement:

(i)              The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii)            References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii)          References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv)           The term “including” is by way of example and not limitation.

(v)             The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)       Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)       Unless otherwise expressly provided herein, (a) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (b) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II.
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1          Basis Adjustments; Company 754 Election.

(a)             Basis Adjustments. The Parties acknowledge and agree that each Exchange will give rise to Basis Adjustments. In connection with any Exchange, the Parties acknowledge and agree that, pursuant to applicable law, VBC’s share of the basis in the Reference Assets shall be increased (or decreased) by the excess (or deficiency), if any, of (A) the sum of (x) the Market Value of VBC Class A Common Stock or the cash transferred to a Member pursuant to an Exchange as payment for the Units exchanged, (y) the amount of payments made pursuant to this Agreement with respect to such Exchange, and (z) the amount of liabilities allocated to the Units acquired pursuant to the Exchange, over (B) VBC’s proportionate share of the basis of the Reference Assets immediately after the Exchange attributable to the Units exchanged, determined as if each member of the VictoryBase Group (including, for the avoidance of doubt, the Company) remains in existence as an entity for tax purposes and no member of the VictoryBase Group (including, for the avoidance of doubt, the Company) made the election provided by Section 754 of the Code. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest or are Actual Interest Amounts. Further, the Parties intend that Basis Adjustments be calculated in accordance with Treasury Regulations Section 1.743-1 or Section 1.734-2, as applicable.

(b)             Company Section 754 Election. In its capacity as the sole manager of the Company, VBC will ensure that, on and after the date hereof and continuing throughout the term of this Agreement, the Company and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each Taxable Year.

Section 2.2          Basis Schedules. Within one hundred fifty (150) calendar days after the filing of the U.S. federal income Tax Return of VBC for each relevant Taxable Year, VBC shall deliver to the Members a schedule (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (a) the Non-Adjusted Tax Basis of the Reference Assets as of each applicable Exchange Date, as applicable; (b) the Basis Adjustments with respect to the Reference Assets as a result of the relevant Exchanges effected in such Taxable Year, calculated (I) in the aggregate (including, for the avoidance of doubt, Exchanges by all Members) and (II) solely with respect to Exchanges by the applicable Member; (c) the period (or periods) over which the Reference Assets are amortizable and/or depreciable; and (d) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable. The Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

Section 2.3          Tax Benefit Schedules.

(a)             Tax Benefit Schedule. Within one hundred fifty (150) calendar days after the filing of the U.S. federal income Tax Return of VBC for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, VBC shall provide to the Members a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a), and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b)             Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of VBC for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, as determined using a “with and without” methodology described in Section 2.4(a). Carryovers or carrybacks of any tax item attributable to any Basis Adjustment or Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to a Basis Adjustment or Imputed Interest (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that: (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)); and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. The Parties agree that, subject to the penultimate sentence of Section 2.1(a), all Tax Benefit Payments attributable to an Exchange will be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments for VBC beginning in the Taxable Year of payment, and as a result, such additional Basis Adjustments will be incorporated into such Taxable Year continuing for future Taxable Years until any incremental Basis Adjustment benefits with respect to a Tax Benefit Payment equals an immaterial amount.

Section 2.4           Procedures; Amendments.

(a)       Procedures. Each time VBC delivers an applicable Schedule to the Members under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to the procedures set forth in Section 4.2, VBC shall also: (x) deliver supporting schedules and work papers, as determined by VBC or as reasonably requested by any Member, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Schedule; (y) deliver a VBC Letter supporting such Schedule; and (z) allow the Members and their advisors to have reasonable access to the appropriate representatives, as determined by VBC or as reasonably requested by the Members, at VBC and the Advisory Firm in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, VBC shall ensure that any Tax Benefit Schedule that is delivered to the Members, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability of VBC for the relevant Taxable Year (the “with” calculation) and the Hypothetical Tax Liability of VBC for such Taxable Year (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on the Parties thirty (30) calendar days from the date on which the Members first received the applicable Schedule or amendment thereto unless:

(i)              a Member within thirty (30) calendar days after receiving the applicable Schedule or amendment thereto, provides VBC with (A) written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail such Member’s material objection (an “Objection Notice”) and (B) a letter from a Member Advisory Firm in support of such Objection Notice; or

(ii)            each Member provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from all Members is received by VBC.

In the event that a Member timely delivers an Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by VBC of the Objection Notice, VBC and the Member shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”). For the avoidance of doubt, and notwithstanding anything to the contrary herein, the expense of preparing and obtaining the letter from a Member Advisory Firm referenced in clause (i) above shall be borne solely by the relevant Member and VBC shall have no liability with respect to such letter or any of the expenses associated with its preparation and delivery.

(b)       Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by VBC: (i) in connection with a Determination affecting such Schedule; (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to the Member; (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

ARTICLE III.
TAX BENEFIT PAYMENTS

Section 3.1           Timing and Amount of Tax Benefit Payments.

(a)             Timing of Payments. Subject to Sections 3.2 and 3.3, within three (3) Business Days following the date on which each Tax Benefit Schedule that is required to be delivered by VBC to the Members pursuant to Section 2.3(a) of this Agreement becomes final in accordance with Section 2.4(a) of this Agreement (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), VBC shall pay to each relevant Member the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such Members or as otherwise agreed by VBC and such Members. For the avoidance of doubt, the Members shall not be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by VBC to the Members (including any portion of any Early Termination Payment).

(b)             Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any Member means an amount, not less than zero, equal to the sum of: (i) the Net Tax Benefit that is Attributable to such Member and (ii) the Actual Interest Amount.

(i)       Attributable. A Net Tax Benefit is “Attributable” to a Member to the extent that it is derived from any Basis Adjustment or Imputed Interest that is attributable to an Exchange undertaken by or with respect to such Member.

(ii)       Net Tax Benefit. The “Net Tax Benefit” for a Taxable Year equals the amount of the excess, if any, of

(x)             85% of the Cumulative Net Realized Tax Benefit Attributable to such Member as of the end of such Taxable Year over,

(y)             the aggregate amount of all Tax Benefit Payments previously made to such Member under this Section 3.1. For the avoidance of doubt, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made to a Member, such Member shall not be required to return any portion of any Tax Benefit Payment previously made by VBC to such Member.

(iii)       Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of VBC, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv)       Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v)             Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi)           Imputed Interest. The principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local law, will apply to cause a portion of any Net Tax Benefit payable by VBC to a Member under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest as determined with respect to any

Net Tax Benefit payable by VBC to a Member shall be excluded in determining the Hypothetical Tax Liability of VBC for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vii)         Actual Interest Amount. The “Actual Interest Amount” calculated in respect of the Net Tax Benefit for a Taxable Year will equal the amount of any Extension Rate Interest.

(viii)       Extension Rate Interest. The amount of “Extension Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest) for a Taxable Year will equal interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of VBC for such Taxable Year until the date on which VBC makes a timely Tax Benefit Payment to the Member on or before the Final Payment Date as determined pursuant to Section 3.1(a).

(ix)           Default Rate Interest. In the event that VBC does not make timely payment of all or any portion of a Tax Benefit Payment to a Member on or before the Final Payment Date as determined pursuant to Section 3.1(a), the amount of “Default Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest and Extension Rate Interest) for a Taxable Year will equal interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which VBC makes such Tax Benefit Payment to such Member. For the avoidance of doubt, the amount of any Default Rate Interest as determined with respect to any Net Tax Benefit payable by VBC to a Member shall be included in the Hypothetical Tax Liability of VBC for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(x)             VBC and the Members hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes.

(c)       Interest. The provisions of Section 3.1(b) are intended to operate so that interest will effectively accrue in respect of the Net Tax Benefit for any Taxable Year as follows:

(i)              first, at the applicable rate used to determine the amount of Imputed Interest under the Code (from the relevant Exchange Date until the due date (without extensions) for filing the U.S. federal income Tax Return of VBC for such Taxable Year);

(ii)            second, at the Agreed Rate in respect of any Extension Rate Interest (from the due date (without extensions) for filing the U.S. federal income Tax Return of VBC for such Taxable Year until the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a)); and

(iii)          third, at the Default Rate in respect of any Default Rate Interest (from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which VBC makes the relevant Tax Benefit Payment to a Member).

Section 3.2                No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement, and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent. For purposes of this Agreement, and also for the avoidance of doubt, no Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including, without limitation, any estimated U.S. federal income tax payments.

Section 3.3                Pro-Ration of Payments as Between the Members.

(a)       Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Covered Tax benefit of VBC as calculated with respect to the Basis Adjustments and Imputed Interest (in each case, without regard to the Taxable Year of origination) is limited in a particular Taxable Year because VBC does not have sufficient actual taxable income, then the available Covered Tax benefit for VBC shall be allocated among the Members in proportion to the respective Tax Benefit Payment that would have been payable if VBC had in fact had sufficient taxable income so that there had been no such limitation. As an illustration of the intended operation of this Section 3.3(a), if VBC had $200 of aggregate potential Covered Tax benefits with respect to the Basis Adjustments and Imputed Interest in a particular Taxable Year (with $50 of such Covered Tax benefits being attributable to Member 1 and $150 of such Covered Tax benefits being attributable to Member 2), such that Member 1 would have potentially been entitled to a Tax Benefit Payment of $42.50 and Member 2 would have been entitled to a Tax Benefit Payment of $127.50 if VBC had $200 of taxable income, and if at the same time VBC only had $100 of actual taxable income in such Taxable Year, then $25 of the aggregate $100 actual Covered Tax benefit for VBC for such Taxable Year would be allocated to Member 1 and $75 of the aggregate $100 actual Covered Tax benefit for VBC would be allocated to Member 2, such that Member 1 would receive a Tax Benefit Payment of $21.25 and Member 2 would receive a Tax Benefit Payment of $63.75.

(b)       Late Payments. If for any reason VBC is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.2 and VBC and the other Parties agree that (i) VBC shall pay the Tax Benefit Payments due in respect of such Taxable Year to each Member pro rata in accordance with the principles of Section 3.3(a), and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments to all Members in respect of all prior Taxable Years have been made in full.

ARTICLE IV.
TERMINATION

Section 4.1          Early Termination of Agreement; Breach of Agreement.

(a)             VBC’s Early Termination Right. VBC may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to the Members pursuant to this Agreement by paying to the Members the Early Termination Payment; provided that Early Termination Payments may be made pursuant to this Section 4.1(a) only if made to all Members that are entitled to such a payment simultaneously, and provided further, that VBC may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon VBC’s payment of the Early Termination Payment, VBC shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice; and (ii) current Tax Benefit Payment due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment). If an Exchange subsequently occurs with respect to Units for which VBC has exercised its termination rights under this Section 4.1(a), VBC shall have no obligations under this Agreement with respect to such Exchange.

(b)             Acceleration Upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (2) any Tax Benefit Payments agreed to by VBC and the Members as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control (except to the extent that any amounts described in clauses (2) or (3) are included in the Early Termination Payment). For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutadis mutandi.

(c)       Acceleration Upon Breach of Agreement. In the event that VBC materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and become immediately due and payable upon notice of acceleration from such Member (provided that in the case of any proceeding under the Bankruptcy Code or other insolvency statute, such acceleration shall be automatic without any such notice), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall include, but not be limited to: (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration; and (iii) any current Tax Benefit Payment due for the Taxable Year ending with or including the date of such acceleration. Notwithstanding the foregoing, in the event that VBC breaches this Agreement and such breach is not a material breach of a material obligation, a Member shall still be entitled to enforce all of its rights otherwise available under this Agreement, including potentially seeking an acceleration of amounts payable under this Agreement. For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within thirty (30) days of the relevant Final Payment Date shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within thirty (30) days of the relevant Final Payment Date. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation of this Agreement if VBC fails to make any Tax Benefit Payment within thirty (30) days of the relevant Final Payment Date to the extent that VBC has insufficient funds, or cannot take commercially reasonable actions to obtain sufficient funds, to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless VBC does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

Section 4.2                Early Termination Notice. If VBC chooses to exercise its right of early termination under Section 4.1 above, VBC shall deliver to the Members a notice of VBC’s decision to exercise such right (an “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. VBC shall also (x) deliver supporting schedules and work papers, as determined by VBC or as reasonably requested by a Member, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Early Termination Schedule; (y) deliver a VBC Letter supporting such Early Termination Schedule; and (z) allow the Members and their advisors to have reasonable access to the appropriate representatives, as determined by VBC or as reasonably requested by the Members, at VBC and the Advisory Firm in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on each Party thirty (30) calendar days from the first date on which the Members received such Early Termination Schedule unless:

(i)       a Member within thirty (30) calendar days after receiving the Early Termination Schedule, provides VBC with (A) notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail such Member’s material objection (a “Termination Objection Notice”), and (B) a letter from a Member Advisory Firm in support of such Termination Objection Notice; or

(ii)       each Member provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver from all Members is received by VBC.

In the event that a Member timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) calendar days after receipt by VBC of the Termination Objection Notice, VBC and such Member shall employ the Reconciliation Procedures. For the avoidance of doubt, and notwithstanding anything to the contrary herein, the expense of preparing and obtaining the letter from a Member Advisory Firm referenced in clause (i) above shall be borne solely by such Member and VBC shall have no liability with respect to such letter or any of the expenses associated with its preparation and delivery. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.2 shall be the “Early Termination Reference Date.”

Section 4.3          Payment Upon Early Termination.

(a)       Timing of Payment. Within three (3) Business Days after the Early Termination Reference Date, VBC shall pay to each Member an amount equal to the Early Termination Payment for such Member. Such Early Termination Payment shall be made by VBC by wire transfer of immediately available funds to a bank account or accounts designated by the Members or as otherwise agreed by VBC and the Members.

(b)       Amount of Payment. The “Early Termination Payment” payable to a Member pursuant to Section 4.3(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid by VBC to such Member, whether payable with respect to Units that were Exchanged prior to the Early Termination Effective Date or on or after the Early Termination Effective Date, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each Member, regardless of whether all of such Member’s Units have been Exchanged as of the Early Termination Effective Date.

ARTICLE V.
SUBORDINATION AND LATE PAYMENTS

Section 5.1                Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by VBC to the Members under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured indebtedness for borrowed money of VBC and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of VBC that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the Members and VBC shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2          Late Payments by VBC. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the Members when due under the terms of this Agreement, whether as a result of Section 5.1 and the terms of the Senior Obligations or otherwise, shall be payable together with Default Rate Interest, which shall accrue beginning on the Final Payment Date and be computed as provided in Section 3.1(b)(ix).

ARTICLE VI.
TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1                Participation in VBC’s and the Company’s Tax Matters. Except as otherwise provided herein, and except as provided in Article IX of the LLC Agreement, VBC shall have full responsibility for, and sole discretion over, all tax matters concerning VBC and the Company, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes. Notwithstanding the foregoing, VBC shall notify the Members of, and keep them reasonably informed with respect to, the portion of any tax audit of VBC or the Company, or any of the Company’s Subsidiaries, the outcome of which is reasonably expected to materially affect the Tax Benefit Payments payable to such Members under this Agreement, and any Member holding directly and/or indirectly at least ten percent (10%) of the outstanding Units, provided that the Company has knowledge that such Member holds directly and/or indirectly at least ten percent (10%) of the outstanding Units (a “10% Member”), shall have the right to participate in and to monitor at their own expense (but, for the avoidance of doubt, not to control) any such portion of any such Tax audit; provided that VBC shall not settle or fail to contest any issue pertaining to Covered Taxes that is reasonably expected to materially adversely affect the Members’ rights and obligations under this Agreement without the consent of each 10% Member, such consent not to be unreasonably withheld or delayed.

Section 6.2                Consistency. All calculations and determinations made hereunder, including, without limitation, any Basis Adjustments, the Schedules, and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by VBC and the Company on their respective Tax Returns. Each Member shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement, and any related calculations or determinations that are made hereunder, including, without limitation, the terms of Section 2.1 of this Agreement and the Schedules provided to the Members under this Agreement. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, such replacement Advisory Firm shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or unless VBC and all of the Members agree to the use of other procedures and methodologies.

Section 6.3                Cooperation.

(a)              Each Member shall (i) furnish to VBC in a timely manner such information, documents and other materials as VBC may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (ii) make itself available to VBC and its representatives to provide explanations of documents and materials and such other information as VBC or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter.

(b)              VBC shall reimburse the Members for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to Section 6.3(a).

ARTICLE VII.
MISCELLANEOUS

Section 7.1          Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 7.1). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to VBC, to:

VictoryBase Corporation

Physical address:

550 Reserve Street, Suite 190

Southlake, TX 76092.

Attn: Thomas Paquin

and

Mailing address:

P.O. Box 617,

Roanoke, TX 76262

Attn: Thomas Paquin

E-mail: tpaquin@victorybase.com

with a copy (which shall not constitute notice to VBC) to:

Cantey Hanger LLP

600 West 6th Street, Suite 300

Fort Worth, Texas 76102

Attn: Douglas W. Clayton, Esq.

E-mail: dclayton@canteyhanger.com

and

Hunton Andrews Kurth LLP

1445 Ross Ave, Suite 3700

Dallas, Texas 75202

Attn: Alexander McGeoch, Esq.

E-mail: amcgeoch@hunton.com

If to a Member, the address, facsimile number and e-mail address specified on such Member’s signature page to this Agreement.

Any Party may change its address, fax number or e-mail address by giving each of the other Parties written notice thereof in the manner set forth above.

Section 7.2          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3                  Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4                  Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Texas, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5                  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6                   Assignments; Amendments; Successors; No Waiver.

(a)             Assignment. No Member may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement, to any Person without the prior written consent of VBC, which consent shall not be unreasonably withheld, conditioned, or delayed, and without such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of such Member’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”); provided, however, that to the extent any Member sells, exchanges, distributes, or otherwise transfers Units to any Person (other than VBC or the Company) in accordance with the terms of the LLC Agreement, the Members shall have the option to assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, provided that such transferee has satisfied the Joinder Requirement. For the avoidance of doubt, if a Member transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such Member shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units. Notwithstanding anything to the contrary in this Agreement, VBRE may assign any portion of its interests in this Agreement, including the right to receive any Tax Benefit Payments, to any of its members, provided that each such transferee has satisfied the Joinder Requirement. VBC may not assign any of its rights or obligations under this Agreement to any

Person without Two-Thirds Member Approval (and any purported assignment without such consent shall be null and void).

(b)             Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by VBC and made with Two-Thirds Member Approval. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(c)             Successors. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. VBC shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of VBC, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that VBC would be required to perform if no such succession had taken place.

(d)       Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

Section 7.7          Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8          Resolution of Disputes.

(a)             Except for Reconciliation Disputes subject to Section 7.9, any and all disputes which cannot be settled after substantial good-faith negotiation, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally resolved by arbitration in accordance with commercial arbitration rules of the American Arbitration Association by a panel of three arbitrators, of which VBC shall designate one arbitrator and the Members party to such Dispute shall designate one arbitrator in accordance with the “screened” appointment procedure provided in Resolution Rule 5.4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Dallas, Texas.

(b)             Notwithstanding the provisions of paragraph (a), any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

For the avoidance of doubt, this Section 7.8 shall not apply to Reconciliation Disputes to be settled in accordance with the procedures set forth in Section 7.9.

(c)             Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Texas sitting in Dallas, Texas, and of the U.S. District Court for the Northern District of Texas sitting in Dallas, Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the Parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable law, in such U.S. District Court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)             Each Party irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.8(c). Each Party irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(e)             Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by law.

(f)              WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(g)       Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of Section 7.9, or a Dispute within the meaning of this Section 7.8, shall be decided and resolved as a Dispute subject to the procedures set forth in this Section 7.8.

Section 7.9          Reconciliation. In the event that VBC and any Member are unable to resolve a disagreement with respect to a Schedule (other than an Early Termination Schedule) prepared in accordance with the procedures set forth in Section 2.4, or with respect to an Early Termination Schedule prepared in accordance with the procedures set forth in Section 4.2, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally or regionally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both Parties. The Expert shall be a partner or principal in a nationally or regionally recognized accounting firm, and unless VBC and such Member agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with VBC or such Member or other actual or potential conflict of interest. If the Parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation

Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert from a nationally or regionally recognized accounting firm that does not have any material relationship with VBC or such Member or other actual or potential conflict of interest. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto, or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by VBC, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by VBC except as provided in the next sentence. VBC and the Members shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the Member’s position, in which case VBC shall reimburse the Member for any reasonable and documented out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts VBC’s position, in which case the Member shall reimburse VBC for any reasonable and documented out-of-pocket costs and expenses in such proceeding. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on VBC and the Members and may be entered and enforced in any court having competent jurisdiction.

Section 7.10             Withholding. VBC shall be entitled to deduct and withhold from any payment that is payable to any Member pursuant to this Agreement such amounts as VBC is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by VBC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by VBC to the relevant Member. Each Member shall promptly provide VBC with any applicable tax forms and certifications reasonably requested by VBC in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law.

Section 7.11       Admission of VBC into a Consolidated Group; Transfers of Corporate Assets.

(a)             If VBC is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)             If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated Tax

Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12             Confidentiality. Each Member and its assignees acknowledges and agrees that the information of VBC is confidential and, except in the course of performing any duties as necessary for VBC and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of VBC and its Affiliates and successors, learned by any Member heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by VBC or any of its Affiliates, becomes public knowledge (except as a result of an act of any Member in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a Member to prosecute or defend claims arising under or relating to this Agreement, and (iii) the disclosure of information to the extent necessary for a Member to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the Members and each of their assignees (and each employee, representative or other agent of the Members or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of VBC, the Members and any of their transactions, and all materials of any kind (including tax opinions or other tax analyses) that are provided to the Members relating to such tax treatment and tax structure. If a Member or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, VBC shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to VBC or any of its Subsidiaries and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13       Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Member reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Member (or direct or indirect equity holders in such Member) in connection with any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such Member or any direct or indirect owner of such Member, then at the written election of such Member in its sole discretion (in an instrument signed by such Member and delivered to VBC) and to the extent specified therein by such Member, this Agreement shall cease to have further effect and shall not apply to an Exchange occurring after a date specified by such Member, or may be amended by in a manner reasonably determined by such Member, provided that such amendment shall not result in an increase in any payments owed by VBC under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14       Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any Member hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Member shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to VBC. In determining whether the interest contracted for, charged, or received by any Member exceeds the Maximum Rate, such Member may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by VBC to such Member hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.15       Independent Nature of Rights and Obligations. The rights and obligations of each Member hereunder are several and not joint with the rights and obligations of any other Person. A Member shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a Member have the right to enforce the rights or obligations of any other Person hereunder (other than VBC). The obligations of a Member hereunder are solely for the benefit of, and shall be enforceable solely by, VBC. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Member pursuant hereto or thereto, shall be deemed to constitute the Members acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and VBC acknowledges that the Members are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

VBC:

VICTORYBASE CORPORATION

By:   /s/ Thomas Paquin

Thomas Paquin, President

COMPANY:

VICTORYBASE HOLDINGS LLC

By: VictoryBase Corporation,

its Manager

By:   /s/ Thomas Paquin

Thomas Paquin, President

MEMBER:

VICTORYBASE RE, LLC

By:   /s/ Thomas Paquin

Thomas Paquin, Manager

Address:

PO Box 617

Roanoke, TX 76262

Email address:

tpaquin@victorybase.com

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [_____], 20[__] (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [_____], 202[__] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among VictoryBase Corporation, a Delaware corporation (“VBC”), VictoryBase Holdings LLC, a Texas limited liability company (the “Company”), and each of the other Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.               Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to VBC that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a Member.

2.               Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to VBC, the undersigned hereby is and hereafter will be a Member under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3.               Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4.               Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

E-mail:

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By: ___________________________

Name: _________________________

Title: __________________________

Acknowledged and agreed

as of the date first set forth above:

VICTORYBASE CORPORATION

By: ________________________________

Name: ______________________________

Title: _______________________________